Exhibit 99.2

NEWS RELEASE For more information, contact:

Paul D. Borja Executive Vice President / CFO (248) 312-2000

FOR IMMEDIATE RELEASE
MATLINPATTERSON TO INVEST $250 MILLION IN FLAGSTAR BANCORP
TROY, Mich. (December 17, 2008) – Flagstar Bancorp, Inc. (NYSE:FBC) (“Flagstar”) today announced that it has entered into an investment agreement with MP Thrift Investments L.P. (“MatlinPatterson”), an entity formed by MP (Thrift) Global Partners III LLC, an affiliate of MatlinPatterson Global Advisers LLC, pursuant to which MatlinPatterson will make a $250 million investment in Flagstar.
Pursuant to the agreement, MatlinPatterson will purchase from Flagstar 250,000 shares of a new series of convertible participating voting preferred stock (the “Convertible Preferred Stock”). Upon the receipt of stockholder approval to increase the number of authorized shares of Flagstar common stock, the Convertible Preferred Stock will automatically convert into 312,500,000 shares of Flagstar common stock at a conversion price of $0.80 per share. Prior to conversion, the Convertible Preferred Stock will vote together with Flagstar’s common stock on an as-converted basis on all matters presented to Flagstar’s stockholders.
At the closing of the investment, Thomas Hammond, Flagstar’s Chairman, and Mark Hammond, Flagstar’s Vice-Chairman, CEO and President, will each invest $2 million, and other members of Flagstar management may invest an additional $1 million, in each case at the same price per share at which MatlinPatterson is making its investment.
The conversion price of the Convertible Preferred Stock equates to a premium of approximately 33% over the closing price of Flagstar’s common stock on December 17, 2008.
Upon the completion of its investment, MatlinPatterson will own approximately 70% of Flagstar’s fully diluted outstanding equity and will have the right to designate more than a majority of Flagstar’s Board of Directors. While the rules of the New York Stock Exchange (the “NYSE”) generally require stockholder approval prior to the issuance of securities representing 20% of the outstanding shares of a listed company, the NYSE’s Shareholder Approval Policy provides an exception in cases where the delay involved in securing stockholder approval for the issuance would seriously jeopardize the financial viability of the listed company. In accordance with the NYSE rule providing that exception, the Audit Committee of Flagstar’s Board of

Directors has expressly approved, and the full Board of Directors has concurred with, Flagstar’s intended use of the exception.
Consummation of the transactions contemplated by the investment agreement is subject to, among others, the following conditions: (i) approval by the NYSE of Flagstar’s reliance on the “financial viability” exception described above; (ii) receipt by Flagstar of at least $250 million in proceeds from the sale to the U.S. Treasury of shares of preferred stock and warrants pursuant to the TARP Capital Purchase Program; and (iii) receipt of all required regulatory approvals.
“This capital infusion will fortify our balance sheet, allowing us to grow our banking franchise and to continue our mission of being a top national originator and servicer of high quality residential mortgage loans,” said Mark Hammond. “Given the difficulties in the capital and residential real estate markets, we continue to aim to operate at capital levels in excess of our historical norms so that we are positioned to support continued growth in our conforming loan originations while addressing any potential credit losses or asset writedowns. We believe that this transaction is a necessary step in meeting these goals and we welcome MatlinPatterson to the Flagstar family.”
David Matlin, Chief Executive Officer of MatlinPatterson, said, “Flagstar’s leading mortgage origination platform and quality balance sheet present an exciting investment opportunity for us.  We are pleased to be partnering with this caliber of management team and look forward to working together and building upon Flagstar’s unique franchise.”
Advisors
Acting as financial advisor to Flagstar is Keefe, Bruyette & Woods, Inc. and acting as legal advisor is Kutak Rock LLP. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Keefe, Bruyette & Woods, Inc. Acting as financial advisor to MatlinPatterson is Sandler O’Neill & Partners, L.P. and acting as legal advisor is Sullivan & Cromwell LLP.
About Flagstar Bancorp, Inc.
Flagstar Bancorp, with $14.2 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At September 30, 2008, Flagstar operated 173 banking centers in Michigan, Indiana and Georgia and 111 home loan centers in 21 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
About MatlinPatterson Global Advisers LLC
MatlinPatterson Global Advisers LLC is a $9 billion private equity franchise specializing in distressed control investments on a global basis. Over a 14-year period, the firm and its investment professionals have successfully made substantial investments in more than 65 companies across a broad range of industries. MatlinPatterson has a strong record of working with management teams to further their strategic plans.

In connection with the proposed MatlinPatterson investment, a proxy statement relating to certain of the matters discussed in this news release is expected to be filed with the SEC. When filed, copies of the proxy statement and other related documents may be obtained free of charge on the SEC website (www.sec.gov). FLAGSTAR’S STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Flagstar, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Flagstar’s stockholders in connection with certain of the matters discussed in this news release. Information regarding such persons and their interests in Flagstar is contained in Flagstar’s proxy statements and annual reports on Form 10-K filed with the SEC. Stockholders and investors may obtain additional information regarding the interests of Flagstar and its directors and executive officers in the matters discussed in this news release, which may be different than those of Flagstar’s stockholders generally, by reading the proxy statement and other relevant documents regarding the matters discussed in this news release, which are expected to be filed with the SEC. The information contained in this release is not intended as a solicitation to buy Flagstar’s. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond Flagstar’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements. The potential investment by MatlinPatterson is subject to several conditions, including approval by the NYSE of Flagstar’s reliance on the “financial viability exception”, receipt of proceeds from the TARP Capital Purchase Program and receipt of all required regulatory approvals, all of which may be beyond Flagstar’s control. Accordingly, there can be no assurance that the transaction will be consummated.